                                                                     Exhibit 5.1

                     [LETTERHEAD OF O'MELVENY & MYERS LLP]




August 7, 2000



Acacia Research Corporation
55 South Lake Avenue
Pasadena, California  91101

          Re:  Registration Statement on Form S-3
               ----------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on August 8, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 2,252,833 shares of your Common Stock, $0.001 par value (the "Shares").

     We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by you in connection with the authorization and proposed issuance and sale of the Shares.

     It is our opinion that, subject to said proceedings being duly taken and completed by you prior to the issuance and sale of the Shares, upon the issuance and sale thereof in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,

                                          /s/ O'MELVENY & MYERS LLP